Filed pursuant to Rule 424(b)(3)
Registration No. 333-226239

PROSPECTUS SUPPLEMENT NO. 15
(To Prospectus dated August 8, 2018)

INTELLIPHARMACEUTICS INTERNATIONAL INC.

Common Shares

This Prospectus Supplement No. 15 (this “Prospectus Supplement”) amends and supplements our Prospectus dated August 8, 2018, as previously supplemented (the “Prospectus”), which form a part of our Registration Statement (our “Registration Statement”) on Form F-1 (Registration No. 333-226239). This Prospectus Supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Prospectus Supplement. The Prospectus and this Prospectus Supplement relate to the resale, from time to time, of up to 6,858,334 common shares by certain of our shareholders identified in the Prospectus.

This Prospectus Supplement includes information from our Report on Form 6-K, which was filed with the Securities and Exchange Commission on November 27, 2018. The Report, as filed, is set forth below.

This Prospectus Supplement should be read in conjunction with the Prospectus, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION OR CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_______________

The date of this Prospectus Supplement is November 27, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2018.

Commission File Number: 000-53805

Intellipharmaceutics International Inc.
(Translation of registrant's name into English)

30 WORCESTER ROAD TORONTO, ONTARIO M9W 5X2
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F [ x ]   Form 40-F [  ]

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ___

Note: Regulation S-T Rule 101(b)(1) only permits the submission in paper of a Form 6-K if submitted solely to provide an attached annual report to security holders.

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ___

Note: Regulation S-T Rule 101(b)(7) only permits the submission in paper of a Form 6-K if submitted to furnish a report or other document that the registrant foreign private issuer must furnish and make public under the laws of the jurisdiction in which the registrant is incorporated, domiciled or legally organized (the registrant's “home country”), or under the rules of the home country exchange on which the registrant's securities are traded, as long as the report or other document is not a press release, is not required to be and has not been distributed to the registrant's security holders, and, if discussing a material event, has already been the subject of a Form 6-K submission or other Commission filing on EDGAR.

This Report of Foreign Private Issuer on Form 6-K and the attached exhibit 99.1 shall be incorporated by reference into the Company's effective Registration Statements on Form F-3, as amended and supplemented (Registration Statement Nos. 333-172796 and 333-218297), filed with the Securities and Exchange Commission, from the date on which this Report is filed, to the extent not superseded by documents or reports subsequently filed or furnished by Intellipharmaceutics International Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Intellipharmaceutics International Inc. (Registrant) /s/ Andrew Patient
Date: November 27, 2018	Andrew Patient Chief Financial Officer

EXHIBIT LIST

Exhibit	Description
99.1
News release dated November 27, 2018 - Intellipharmaceutics Submits Investigational New Drug Application to the U.S. FDA for IPCI006 (oxycodone hydrochloride immediate release) Tablets Incorporating its Abuse Deterrent and Overdose Resistant Technology

EXHIBIT 99.1

Intellipharmaceutics Submits Investigational New Drug Application to the U.S. FDA for IPCI006 (oxycodone hydrochloride immediate release) Tablets Incorporating its Abuse Deterrent and Overdose Resistant Technology

Toronto, Ontario, November 27, 2018 Intellipharmaceutics International Inc. (NASDAQ and TSX:IPCI) ("Intellipharmaceutics" or the "Company"), a pharmaceutical company specializing in the research, development and manufacture of novel and generic controlled-release and targeted-release oral solid dosage drugs, today announced that it has submitted an investigational new drug (“IND”) application to the U.S. Food and Drug Administration (“FDA”) for its oxycodone hydrochloride immediate release (“IPCI006”) tablets in the 5 mg, 10 mg, 15 mg, 20 mg and 30 mg strengths.

Oxycodone hydrochloride is indicated for the management of moderate to severe pain where the use of an opioid analgesic is appropriate.

This novel drug formulation incorporates the Company’s Paradoxical OverDose Resistance Activating System (“PODRAS™”) delivery technology and its novel Point Of Divergence Drug Delivery System (“nPODDDS™”) technology.

IPCI006 is designed to prevent, delay or limit the release of oxycodone hydrochloride when more intact tablets than prescribed are ingested, thus delaying or preventing overdose and allowing for sufficient time for a rescue or medical intervention to take place. It is also intended to present a significant barrier to abuse by snorting, “parachuting”, injecting or smoking finely crushed oxycodone hydrochloride immediate release tablets.

The data generated from the studies conducted under this IND is expected to form part of a new drug application (“NDA”) seeking FDA approval for IPCI006 tablets.

If approved, IPCI006 may be the first immediate release formulation of oxycodone hydrochloride intended to simultaneously prevent or delay overdose and prevent abuse by intranasal or intravenous routes.

The CEO of Intellipharmaceutics, Dr. Isa Odidi, said, “We believe IPCI006 not only will demonstrate the strength of our abuse-deterrent technologies, but also the value of our portfolio of oxycodone hydrochloride product candidates. We are particularly excited at the potential of having the first immediate release formulation of oxycodone hydrochloride tablets focused on presenting a barrier to abuse through overdose by taking multiple tablets, abuse through intranasal inhalation and abuse through intravenous injection – in one formulation.”

According to Symphony Health Solutions Corporation, U.S. sales of oxycodone hydrochloride immediate release for the 12 months ended October 31, 2018 were approximately $710 Million (in TRx MBS Dollars, which represents projected new and refilled prescriptions representing a standardized dollar metric based on manufacturer's published catalog or list prices to wholesalers and does not represent actual transaction prices and does not include prompt pay or other discounts, rebates or reductions in price).

There can be no assurance that we will be successful in submitting any NDA with the FDA, that the FDA will approve the Company’s IPCI006 product candidate for sale in the U.S. market or any related abuse-deterrent label claims, or that it will ever be successfully commercialized and produce significant revenue for us.

About Intellipharmaceutics

Intellipharmaceutics International Inc. is a pharmaceutical company specializing in the research, development and manufacture of novel and generic controlled-release and targeted-release oral solid dosage drugs. The Company's patented Hypermatrix™ technology is a multidimensional controlled-release drug delivery platform that can be applied to a wide range of existing and new pharmaceuticals. Intellipharmaceutics has developed several drug delivery systems based on this technology platform, with a pipeline of products (some of which have received FDA approval) in various stages of development. The Company has abbreviated new drug application (“ANDA”) and NDA 505(b)(2) drug product candidates in its development pipeline. These include the Company’s abuse-deterrent oxycodone hydrochloride extended release formulation (“Oxycodone ER”) based on its proprietary nPODDDS™ drug delivery system (for which an NDA has been filed with the FDA), and Regabatin™ XR (pregabalin extended-release capsules).

Cautionary Statement Regarding Forward-Looking Information

Certain statements in this document constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and/or “forward-looking information” under the Securities Act (Ontario). These statements include, without limitation, statements expressed or implied regarding our expectations regarding our plans, goals and milestones, status of developments or expenditures relating to our business, plans to fund our current activities, and statements concerning our partnering activities, health regulatory submissions, strategy, future operations, future financial position, future sales, revenues and profitability, projected costs and market penetration and risks or uncertainties related to our ability to realize any benefits from our recent reverse stock split and our ability to comply with the Nasdaq and TSX continued listing standards. In some cases, you can identify forward-looking statements by terminology such as “appear”, “unlikely”, “target”, "may", "will", "should", "expects", "plans", "plans to", "anticipates", "believes", "estimates", "predicts", "confident", "prospects", "potential", "continue", "intends", "look forward", "could", “would”, “projected”, “goals”, “set to”, “seeking” or the negative of such terms or other comparable terminology. We made a number of assumptions in the preparation of our forward-looking statements. You should not place undue reliance on our forward-looking statements, which are subject to a multitude of known and unknown risks and uncertainties that could cause actual results, future circumstances or events to differ materially from those stated in or implied by the forward-looking statements. Risks and uncertainties relating to us and our business can be found in the "Risk Factors" section of our latest annual information form, our latest Form 20-F, and our latest Form F-1 and Form F-3 (including any documents forming a part thereof or incorporated by reference therein), as amended, as well as in our reports, public disclosure documents and other filings with the securities commissions and other regulatory bodies in Canada and the U.S., which are available on www.sedar.com and www.sec.gov. The forward-looking statements reflect our current views with respect to future events and are based on what we believe are reasonable assumptions as of the date of this document and we disclaim any intention and have no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Trademarks used herein are the property of their respective holders.

Unless the context otherwise requires, all references to "we," "us," "our," "Intellipharmaceutics," and the "Company" refer to Intellipharmaceutics International Inc. and its subsidiaries.

The information attributed to Symphony Health Solutions Corporation herein is provided as is, and Symphony makes no representation and/or warranty of any kind, including but not limited to, the accuracy and/or completeness of such information.

CONTACT INFORMATION

Company Contact:
Intellipharmaceutics International Inc.
Andrew Patient
Chief Financial Officer
416.798.3001 ext. 106
investors@intellipharmaceutics.com

Investor Contact:
ProActive Capital
Kirin Smith
646.863.6519
ksmith@pcgadvisors.com